VENYRA CORPORATION

This Subscription Agreement (the "Agreement") sets forth the terms and conditions governing the subscription of common shares (the "Shares") in Venyra Corporation, a corporation organized and existing under the laws of Wyoming (the "Company"), by the undersigned party (the "Subscriber"). Each Share is offered at a price of $_____.

1. Subscription Commitment

1.1 By executing this Agreement, the Subscriber commits to subscribing for the number of Shares specified on the Subscriber's Signature Page attached hereto, at the purchase price of $_____ per share. The subscription is subject to the terms outlined in this Agreement. The Subscriber acknowledges that the Company reserves the sole discretion to accept or reject this subscription. The subscription shall become effective only upon the Company's formal written acceptance.

1.2 The completion of the subscription process shall take place upon the fulfillment of the following conditions:

  The Company receives and accepts a duly executed Signature Page of this Agreement.
  The full payment for the subscribed Shares is received as stipulated herein.

2. Subscription Process

To complete the subscription for Shares, the Subscriber agrees to provide the Company with the following:

2.1 A payment in the form of:

  A check or trade draft made payable to Venyra Corporation; or
  A wire transfer to the Company’s designated account; or
  Any alternative payment method mutually agreed upon in writing or specified on the invoice issued by the Company.

2.2 If payment is made in a currency other than USD, the amount will be converted to USD at the exchange rate applied by the bank processing the transaction.

2.3 The Subscriber assumes full responsibility for any costs associated with currency conversion, including bank fees and transaction charges. The Company is not liable for any fluctuations in exchange rates or potential delays in processing the conversion.

2.4 Unless otherwise specified in this Agreement, all percentage-based calculations shall be rounded to the nearest whole number, and all monetary amounts shall be rounded to the nearest whole dollar.

3. Representations and Commitments of the Subscriber

By signing this Agreement, the Subscriber makes the following representations and acknowledges that the Company will rely upon them:

3.1 The Subscriber confirms that the Shares being subscribed for are common shares that have been registered with the United States Securities and Exchange Commission (“SEC”) under a Form S-1 Registration Statement.

3.2 The Subscriber understands that these Shares are being publicly offered and are freely tradable without restrictions.

3.3 The Subscriber certifies that all information provided in this Agreement regarding their identity is accurate as of the date of signing.

3.4 The Subscriber further affirms that all details regarding their financial status are truthful and complete as of the date of this Agreement.

3.5 The Subscriber agrees to comply with all obligations and requirements set forth in this Agreement.

4. Governing Law and Jurisdiction

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Wyoming, without regard to conflict of law principles.

5. Execution in Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. Binding Effect

Unless otherwise stated herein, this Agreement shall be legally binding upon and inure to the benefit of the Company, its successors, and assigns, as well as the Subscriber and their respective heirs, executors, administrators, successors, and assigns.

7. Official Notices

All official notices and communications required or permitted under this Agreement shall be made in writing and delivered by one of the following methods:

  Personal delivery
  Telegram, telex, or facsimile transmission
  Certified, registered, or express mail with prepaid postage

Notices shall be sent to the respective addresses of the parties as specified in this Agreement. A notice will be deemed delivered:

  Upon personal handover
  Upon transmission via telegram, telex, or facsimile
  If sent by mail, three days after deposit with the United States Postal Service

8. Certification

The Subscriber certifies that they have thoroughly reviewed this Agreement and confirm that all representations and statements made within this document are accurate and complete.

(signature page follows)

SUBSCRIBER'S SIGNATURE PAGE

The undersigned, intending to subscribe for the number of Shares in Venyra Corporation (the "Company") as specified below, acknowledges that they have received, read, and understood the terms and conditions of the attached Agreement. By signing below, the Subscriber expressly agrees to be bound by all provisions set forth therein.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date indicated below.

COMPANY:
Venyra Corporation
________________________
Juvenal Victor Fontes Dos Santos
President, Director, Treasurer, Secretary, Chief Executive Officer,

SUBSCRIBER:
________________________	By:
Date:
Purchase Price:
Aggregate Purchase Price:
Number of Shares:
Address: